United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  CUTERA, INC.
             ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    232109108
             ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
             ------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  232109108                                                                     Page 2 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,000,000
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,000,000
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,000,000         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.13%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 232109108                                                                     Page 3 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners II, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,000,000
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,000,000
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,000,000         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.13%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 232109108                                                                      Page 4 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners II, LLC
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,000,000
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,000,000
                                                              Please see Attachment A

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,000,000         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.13%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 232109108                                                                      Page 5 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners II, LLC
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
   (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
   (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,000,000
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,000,000
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,000,000         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.13%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 232109108                                                                      Page 6 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         30,000
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,000,000
                                                              Please see Attachment A & Footnote 1
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    30,000

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,000,000
                                                              Please see Attachment A & Footnote 1

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,030,000                  Please see Attachment A  & Footnote 1
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.40%             Please see Attachment A & Footnote 1
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1: Includes 987,524 shares  beneficially owned by Alta California Partners II, L.P., 12,476 shares owned by
Alta Embarcadero Partners II, LLC, and Stock Options for 30,000 shares of Common Stock held by Guy Nohra. Please see
Attachment A.

CUSIP No. 232109108                                                                      Page 7 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,000,000
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,000,000
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,000,000    Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.13%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 232109108                                                                      Page 8 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,000,000
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,000,000
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,000,000         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.13%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 232109108                                                                      Page 9 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       987,524
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  987,524
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         987,524  Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.01%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 232109108                                                                      Page 10 of 16 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       987,524
                                                              Please see Attachment A
                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  987,524
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         987,524  Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         9.01%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1.

(a) Name of Issuer: Cutera, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  3240 Bayshore Blvd.
                  Burlingame, CA 94005


Item 2.

(a) Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners II, L.P. ("ACPII")
         Alta California Management Partners II, LLC ("ACMPII")
         Alta Embarcadero Partners II, LLC ("AEPII")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Daniel Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

 (b) Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c) Citizenship/Place of Organization:


         Entities:         AP               California
                           ACPII            Delaware
                           ACMPII           Delaware
                           AEPII            California


         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States


(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 232109108

Item 3.  Not applicable.

Item 4         Ownership.
                             Please see Attachment A

------- ------------------ ----------- ----------- ------------ ----------- -------------
                               AP        ACPII       ACMPII       AEPII          GN
------- ------------------ ----------- ----------- ------------ ----------- -------------
(a)     Beneficial         1,000,000   1,000,000    1,000,000   1,000,000    1,030,000
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- -------------
(b)     Percentage of        9.13%       9.13%        9.13%       9.13%        9.40%
        Class
------- ------------------ ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-         30,000
------- ------------------ ----------- ----------- ------------ ----------- -------------
        Shared Voting      1,000,000   1,000,000    1,000,000   1,000,000    1,000,000
        Power
------- ------------------ ----------- ----------- ------------ ----------- -------------
        Sole Dispositive      -0-         -0-          -0-         -0-         30,000
        Power
------- ------------------ ----------- ----------- ------------ ----------- -------------
        Shared             1,000,000   1,000,000    1,000,000   1,000,000    1,000,000
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- -------------
                               JD          GG          DJ           AM
------- ------------------ ----------- ----------- ------------ ----------- -------------
(a)     Beneficial         1,000,000   1,000,000     987,524     987,524
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- -------------
(b)     Percentage of        9.13%       9.13%        9.01%       9.01%
        Class
------- ------------------ ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power     -0-         -0-          -0-        -0-
------- ------------------ ----------- ----------- ------------ ----------- -------------
        Shared Voting      1,000,000   1,000,000     987,524     987,524
        Power
------- ------------------ ----------- ----------- ------------ ----------- -------------
        Sole Dispositive      -0-         -0-          -0-         -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- -------------
        Shared             1,000,000   1,000,000     987,524     987,524
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- -------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 3, 2005

ALTA PARTNERS                                             ALTA CALIFORNIA PARTNERS II, L.P.

                                                          By:  Alta California Management Partners II, LLC,
                                                                       Its General Partner

By:      /s/ Jean Deleage                                     By:               /s/ Guy Nohra                  .
   -----------------------------------------                  -----------------------------------------------
         Jean Deleage, President                              Guy Nohra, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC                   ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Guy Nohra                                        By:      /s/ Guy Nohra
   -----------------------------------------                  -----------------------------------------------
         Guy Nohra, Member                                             Guy Nohra, Member


         /s/ Jean Deleage                                             /s/ Guy Nohra
--------------------------------------------                  -----------------------------------------------
         Jean Deleage                                                 Guy Nohra


         /s/ Garrett Gruener                                           /s/ Alix Marduel
--------------------------------------------                  -----------------------------------------------
         Garrett Gruener                                               Alix Marduel


         /s/ Daniel Janney
--------------------------------------------
         Daniel Janney


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING



Date:    February 3, 2005


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


ALTA PARTNERS                                             ALTA CALIFORNIA PARTNERS II, L.P.

                                                          By:  Alta California Management Partners II, LLC,
                                                                       Its General Partner

By:      /s/ Jean Deleage                                 By:               /s/ Guy Nohra                  .
   -----------------------------------------                  -----------------------------------------------
         Jean Deleage, President                              Guy Nohra, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC                   ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Guy Nohra                                        By:      /s/ Guy Nohra
   -----------------------------------------                     --------------------------------------------
         Guy Nohra, Member                                             Guy Nohra, Member


         /s/ Jean Deleage                                             /s/ Guy Nohra
--------------------------------------------                  -----------------------------------------------
         Jean Deleage                                                 Guy Nohra


         /s/ Garrett Gruener                                           /s/ Alix Marduel
--------------------------------------------                  -----------------------------------------------
         Garrett Gruener                                               Alix Marduel


         /s/ Daniel Janney
--------------------------------------------
         Daniel Janney


                                  Attachment A


Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 987,524 shares of Common Stock and Alta Embarcadero Partners II, LLC beneficially owns 12,476 shares of Common Stock. The respective general partners and members of Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners are members of Alta California Management Partners II, LLC (which is a general partner of Alta California Partners II, L.P.) and members of Alta Embarcadero Partners II, LLC. As members of such entities, they may be deemed to share voting and investment powers over the shares held by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Guy Nohra, Director, is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he currently shares voting and dispositive powers over the 987,524 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 12,476 shares beneficially owned by Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. He holds Stock Options for 30,000 shares of Common Stock granted on 5/10/2004 that will vest one-third annually over a three year period and will expire on 5/10/2014.

Mr. Jean Deleage is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he currently shares voting and dispositive powers over the 987,524 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 12,476 shares beneficially owned by Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Garrett Gruener is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he currently shares voting and dispositive powers over the 987,524 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 12,476 shares beneficially owned by Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Daniel Janney is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.). Thus he currently shares voting and dispositive powers over the 987,524 shares of Common Stock beneficially owned by Alta California Partners II, L.P. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.). Thus she currently shares voting and dispositive powers over the 987,524 shares of Common Stock beneficially owned by Alta California Partners II, L.P. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a
Delaware Limited Partnership, and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.